Exhibit 4.1

CERTIFICATE OF DETERMINATION OF PREFERENCES OF THE
SERIES L PREFERENCE STOCK

SOUTHERN CALIFORNIA EDISON COMPANY

We, the undersigned, being the Vice President and the Assistant Treasurer, respectively, of Southern California Edison Company (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the laws of the State of California, DO HEREBY CERTIFY:

FIRST: The Restated Articles of Incorporation, as amended (the “Articles”), authorize the issuance of 50,000,000 shares of Preference Stock which may be issued from time to time in one or more series, and authorize the Board of Directors of the Corporation to (i) fix the number of shares of any series of Preference Stock and to determine the designation of any such series, (ii) to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preference Stock, including but not limited to rights, preferences, privileges and restrictions regarding dividends (including provisions specifying dividends at a floating or variable rate or dividends to be determined by reference to an index, formula, auction, bid or other objectively ascertainable criterion), liquidation, conversion, redemption and voting (including provisions specifying no general voting rights or voting rights of more than one vote per share), and, (iii) within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

SECOND: Acting pursuant to the authority delegated by the Board of Directors of the Corporation, the Pricing Committee of the Board of Directors did duly adopt on , 2017, the following resolutions authorizing and providing for the creation of a series of said shares of Preference Stock to be known as Series L Preference Stock, consisting of , shares, none of the shares of such series having been issued:

“NOW, THEREFORE, BE IT RESOLVED, that shares of the presently authorized but unissued Preference Stock, no par value, be and hereby determined to be and shall be of a series of said Preference Stock hereby designated as the “Series L Preference Stock” (the “Series L Shares”); and
BE IT FURTHER RESOLVED, that the rights, preferences, privileges and restrictions of Series L Shares of such series be and the same are hereby fixed, respectively, as follows:

1.	Dividends

(a)    The holders of record of the Series L Shares (each individually a “Holder,” or collectively the “Holders”) will be entitled to receive, when, as and if declared by the Board of Directors of the Corporation or duly authorized committee thereof (the “Board”), in its sole discretion out of funds legally available therefor, cumulative quarterly cash dividends at an annual rate equal to ____% of the Liquidation Preference from, and including, the issue date of the Series L Shares through, but excluding, the redemption date of the Series L Shares, if any. When, as and if declared by the Board, we will pay dividends on the Series L Shares quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year (each, a “Dividend Payment Date”), commencing September 15, 2017. Such dividends shall be cumulative from the date of issue whether or not declared, and no interest, dividends or sum in lieu thereof shall be payable in respect of the amount of any dividend on the Series L Shares not paid on a Dividend Payment Date and accrued. If a Dividend Payment Date is not a Business Day (as defined below), the related dividend (if declared) will be paid on the next succeeding Business Day with the same force and effect as though paid on the Dividend Payment Date, without any increase to account for the period from such Dividend Payment Date through the date of actual payment. Dividends payable on the Series L Shares for any period from but including a Dividend Payment Date to but excluding the next succeeding Dividend Payment Date (a “Dividend Period”) will be computed on the basis of a 360-day year consisting of twelve 30-day months; provided however that dividends payable on the Series L Shares for the initial Dividend Period and any period shorter than a full Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period using 30-day months. “Liquidation Preference” means $2,500.00 per share of the Series L Shares. “Business Day” means any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York or Los Angeles, California are closed.
(b)    Dividends will be payable to Holders as of the applicable record date, which record date shall be fixed by the Board and shall be a date not exceeding 60 days before the applicable payment date. Dividends not declared with respect to a specific Dividend Payment Date shall be payable to the Holders as of the record date fixed with respect to such dividends when so declared.

(c)    So long as any Series L Shares shall be outstanding, no dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock of the Corporation (the “Common Stock”) or any other stock of the Corporation ranking, as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the Corporation, junior to the Series L Shares), whether in cash or property, may be paid or declared or set apart, nor may any distribution be made on the Common Stock or such other stock, nor may any shares of Common Stock or such other stock be purchased, redeemed or otherwise acquired for value by the Corporation, unless all dividends on the Series L Shares for the then-current quarterly Dividend Period and all past quarterly Dividend Periods shall have been declared and paid or set apart.

(d)    The Board may, in its discretion, choose to pay dividends on the Series L Shares without the payment of any dividends on the Common Stock (or any other stock of the Corporation ranking, as to the payment of dividends, junior to the Series L Shares).

(e)    No full dividends shall be declared or paid or set apart for payment on any stock of the Corporation ranking, as to the payment of dividends, equally with the Series L Shares for any period unless full dividends have been declared and paid or set apart for payment on the Series L Shares for the then-current quarterly Dividend Period and all past quarterly Dividend Periods. When dividends are not paid in full upon the Series L Shares and all other classes or series of stock of the Corporation, if any, ranking, as to the payment of dividends, equally with the Series L Shares, all dividends declared upon the Series L Shares and all such other stock of the Corporation will be declared pro rata so that the amount of dividends declared for the Series L Shares and all such other stock will in all cases bear to each other the same ratio that accrued dividends for the Series L Shares and for all such other stock bear to each other (but without, in the case of non-cumulative shares of such other stock, accumulation of unpaid dividends for prior Dividend Periods).

(f)    No dividends may be declared or paid or set apart for payment on any Series L Shares if at the same time any arrears exist or default exists in the payment of dividends on any outstanding class or series of stock of the Corporation ranking, as to the payment of dividends, senior to the Series L Shares.

(g)    The Holders will not be entitled to any dividends, whether payable in cash or property, other than as herein provided and will not be entitled to interest or dividends, or any sum in lieu thereof, on or in respect of any dividend payment or other payment on the Series L Shares which may be in arrears.

2.	Liquidation Rights

(a)    Upon any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, after payment or provision for the liabilities of the Corporation and the expenses of such dissolution, liquidation or winding up, the Holders of outstanding Series L Shares will be entitled to receive out of the assets of the Corporation or proceeds thereof available for distribution to shareholders, before any payment or distribution of assets is made to holders of the Common Stock (or any other stock of the Corporation ranking, as to the distribution of assets upon dissolution, liquidation or winding up of the Corporation, junior to the Series L Shares), the Liquidation Preference per Share plus an amount equal to the accrued and unpaid dividend (whether or not declared) for the then-current quarterly Dividend Period accrued to but excluding the date of such liquidation payment, plus unpaid dividends on the Series L Shares for all past quarterly Dividend Periods, if any.

(b)    If the assets of the Corporation available for distribution in such event are insufficient to pay in full the aggregate amount payable to Holders of Series L Shares and holders of all other classes or series of stock of the Corporation, if any, ranking, as to the distribution of assets upon dissolution, liquidation or winding up of the Corporation, equally with the Series L Shares, the assets will be distributed to the Holders of Series L Shares and holders of all such other stock pro rata, based on the full respective preferential amounts to which they are entitled (but without, in the case of any non-cumulative shares, accumulation of unpaid dividends for prior dividend periods).

(c)    Notwithstanding the foregoing, Holders of Series L Shares will not be entitled to be paid any amount in respect of a dissolution, liquidation or winding up of the Corporation until holders of any classes or series of stock of the Corporation ranking, as to the distribution of assets upon dissolution, liquidation or winding up of the Corporation, senior to the Series L Shares have been paid all amounts to which such classes or series are entitled.

(d)    Neither the sale, lease nor exchange (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation, nor the merger, consolidation or combination of the Corporation into or with any other corporation or the merger, consolidation or combination of any other corporation or entity into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 2.

(e)    After payment to the Holders of Series L Shares of the full amount of the distribution of assets upon dissolution, liquidation or winding up of the Corporation to which they are entitled pursuant to this Section 2, such Holders will not be entitled to any further participation in any distribution of assets by the Corporation.

3.	Voting Rights

The Series L Shares shall have no voting rights except as set forth in this Section 3 or as otherwise provided by California law:

(a)    So long as any Series L Shares are outstanding, the consent of the Holders of at least a majority of the Series L Shares at the time outstanding, voting as a single class, or voting as a single class together with the holders of any other series of Preference Stock (i) upon which like voting or consent rights have been conferred and (ii) which are similarly affected by the matter to be voted upon, given in person or by proxy, either in writing or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any one or more of the following:

(i)    any amendment of the Corporation’s Restated Articles of Incorporation which would adversely affect the rights, preferences, privileges or restrictions of the Series L Shares; or

(ii)    the authorization or creation, or the increase in the authorized amount, of any stock of any class or any security convertible into stock of any class, ranking senior to the Series L Shares with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation.

provided, however, that no such consent of the Holders of Series L Shares shall be required if, at or prior to the time when such amendment is to take effect or when the authorization, creation or increase in the authorized amount of any such senior stock or convertible security is to be made, as the case may be, provision is to be made for the redemption of all Series L Shares at the time outstanding.

(b)On matters requiring their consent, the Holders will be entitled to one vote per Share.

4.	Redemption

(a)    Subject to the notice provisions set forth in Section 4(c) below and subject to any further limitations which may be imposed by law, the Series L Shares shall be redeemable out of funds legally available therefor (i) at the option of the Corporation at any time or from time to time, in whole or in part, on or after June __, 2022 (an “Optional Redemption”), (ii) at the option of the Corporation exercisable prior to June __, 2022, if the Holder of all the Series L Shares is SCE Trust VI or another Delaware statutory trust in which the Corporation owns all of the securities thereof designated as common securities, at any time, in whole but not in part, within 90 days after an Investment Company Event or a Tax Event (each, a “Special Event Redemption”), and

(iii) at the option of the Corporation exercisable prior to June __, 2022 at any time, in whole but not in part, after a Rating Agency Event (a “Rating Agency Redemption”).

(b)     The redemption price for the Series L Shares being redeemed shall be, (i) in the event of an Optional Redemption, the Liquidation Preference per Series L Share being redeemed, (ii) in the event of a Special Event Redemption, 101% of the Liquidation Preference per Series L Share being redeemed; and (iii) in the event of a Rating Agency Redemption, 102% of the Liquidation Preference per Series L Share being redeemed, plus in each case an amount equal to the amount of the accrued and unpaid dividend (whether or not declared) for the then-current quarterly Dividend Period to but excluding the redemption date, plus unpaid dividends on the Series L Shares being redeemed for all past quarterly Dividend Periods, if any. If less than all of the outstanding Series L Shares are to be redeemed in an Optional Redemption, the Corporation will select the Series L Shares to be redeemed from the outstanding Series L Shares not previously called for redemption by lot or pro rata.

(c)    In the event the Corporation shall redeem any or all of the Series L Shares as aforesaid, the Corporation will give notice of any such redemption to Holders neither more than 60 nor less than 30 days prior to the date fixed by the Board for such redemption. Failure to give notice to any Holder shall not affect the validity of the proceedings for the redemption of Series L Shares of any other Holder being redeemed.

(d)    Notice having been given as herein provided, from and after the redemption date, dividends on the Series L Shares called for redemption shall cease to accrue and such Series L Shares called for redemption will no longer be deemed outstanding, and all rights of the Holders thereof will cease.

(e)    The Series L Shares will not be subject to any mandatory redemption, sinking fund or other similar provisions. In addition, Holders will have no right to require redemption of any Series L Shares.

(f)    Any Series L Shares which are converted, redeemed or retired shall thereafter have the status of authorized but unissued shares of Preference Stock of the Corporation undesignated as to series, and may thereafter be reissued by the Board in the same manner as any other authorized and unissued shares of Preference Stock.

(g)    If the Corporation shall deposit on or prior to any date fixed for redemption of the Series L Shares, with any bank or trust company having a capital, surplus and undivided profits aggregating at least five million dollars ($5,000,000), as a trust fund, funds sufficient to redeem the Series L Shares called for redemption, with irrevocable instructions and authority to such bank or trust company to pay on and after the date fixed for redemption or such earlier date as the Board may determine, to the respective Holders of such Series L Shares, the redemption price thereof, then from and after the date of such deposit (although prior to the date fixed for redemption) such Series L Shares so called shall be deemed to be redeemed and dividends thereon shall cease to accrue from and after said date fixed for redemption and such deposit shall be deemed to constitute full payment of said Series L Shares to the Holders thereof and thereafter said Series L Shares shall no longer be deemed to be outstanding, and the Holders thereof shall cease to be shareholders with respect to such Series L Shares, and shall have no rights with respect thereto except only the right to receive from said bank or trust company payment of the redemption price of such Series L Shares without interest.

(h)     Any moneys deposited by the Corporation pursuant to Section 4(g) which shall not be required for the redemption because of the exercise of any such right of conversion or exchange subsequent to the date of the deposit shall be repaid to the Corporation forthwith.

(i)    For purposes of this Certificate of Determination of Preferences, “Investment Company Event,” “Tax Event” and “Rating Agency Event” shall have the meanings ascribed to such terms in the Amended and Restated Declaration of Trust of SCE Trust VI, a Delaware statutory trust (the “Trust”), to be dated as of June , 2017, by and among Southern California Edison Company, as Sponsor, the Trustees identified therein and the holders, from time to time, of undivided beneficial interests in the assets of the Trust, as may be amended from time to time, a copy of which is available without charge upon request by writing or calling the Corporate Governance Department at the Corporation’s principal place of business.

5.	Rank

The Series L Shares shall rank, with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation:

(a)    junior to the Cumulative Preferred Stock and the $100 Cumulative Preferred Stock, and any other equity securities that the Corporation may later authorize or issue, the terms of which provide that such securities will rank senior to the Series L Shares with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation;

(b)    equally with any other shares of Preference Stock and any other equity securities that the Corporation may later authorize or issue, the terms of which provide that such shares or other securities will rank equally with the Series L Shares with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation; and

(c)    senior to the Common Stock, and any other equity securities that the Corporation may later authorize or issue, the terms of which provide that such securities will rank junior to the Series L Shares with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation.

IN WITNESS WHEREOF, the undersigned have executed this Certificate in Rosemead, California on June ___, 2017.

__________________________
Daniel S. Wood
Vice President

__________________________
George T. Tabata
Assistant Treasurer

Each of the undersigned declares under penalty of perjury that the matters contained in the foregoing certificate are true of their own knowledge. Executed in Rosemead, California on June ___, 2017.

__________________________
Daniel S. Wood
Vice President

__________________________
George T. Tabata
Assistant Treasurer